Exhibit 99.1

[The CIT Group, Inc. Logo]

IMMEDIATE RELEASE

             CIT SHAREHOLDERS APPROVE PROPOSED TYCO-CIT ACQUISITION

      LIVINGSTON, May 23, 2001-- The CIT Group, Inc. (NYSE: CIT, TSE: CIT.U and Exchangeable Shares: TSE: CGX.U), a leading global source of financing and leasing capital, announced that its shareholders have approved the company's proposed transaction with Tyco International Ltd. (NYSE:TYC, BSX:TYC, LSE:TYI) at a special meeting held today in Livingston, New Jersey. The transaction will close upon receipt of the requisite regulatory approval, which is expected to occur by June 1, 2001.

      "Our shareholders voiced their strong support for the recommendation of CIT's board of directors and we are delighted with today's affirmative vote," said Albert R. Gamper Jr., CIT Chairman, President and CEO.

Forward-Looking Statements

      Certain statements contained in this document are forward-looking statements concerning our future earnings, financial condition and operations. These statements involve risks and uncertainties that may be difficult to predict. Forward-looking statements are based upon management's estimates of future economic conditions, fair values and future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements, due to various risks and uncertainties identified more fully in our 2000 Form 10-K.

About CIT

      CIT is a leading, global source of financing and leasing capital and an advisor for companies in more than 30 industries. Managing more than $50 billion in assets across a diversified portfolio, CIT is the trusted financial engine empowering many of today's industry leaders and emerging businesses, offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. Founded in 1908, CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific Rim. For more information on CIT, visit the Web site at www.cit.com.


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About Tyco International Ltd:

      Tyco International Ltd. (NYSE: TYC, LSE: TYI, BSX: TYC) is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of flow control valves. Tyco also holds strong leadership positions in disposable medical products, diagnostic imaging, bulk pharmaceuticals, wound closure, plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2000 sales of $28.9 billion.

Investor Relations Contacts                     Media Contacts
James J. Egan, Jr.                              Sammie Becker
CIT                                             Stanton Crenshaw
(973) 535-5911                                  (212) 780-1900, Ext. 506
jim.egan@cit.com                                sbecker@stanton-crenshaw.com
       or                                               or
Yvette K. Rudich                                Joseph LoBello
CIT                                             Stanton Crenshaw
(973) 597-2095                                  (212) 780-1900, ext. 536
yvette.rudich@cit.com                           jlobello@stanton-crenshaw.com